May 6, 2005




Gabriel Blasi, Chief Financial Officer
IRSA Inversiones y Representaciones S.A.
Edificio Intercontinental Plaza
Bolivar 108, Piso 22
(C1066AAB) Buenos Aires, Argentina

RE:	IRSA Inversiones y Representaciones S.A,
	Form 20-F for the year ended June 30, 2004
	Form 6-K filed February 24, 2005
      File No. 1-13542


Dear Mr. Blasi:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Branch Chief